UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange
Act of 1934

Date of Report (Date of Earliest Event Reported):
December 10, 2007

MEASUREMENT SPECIALTIES, INC.
(Exact name of registrant as specified in its charter)

New Jersey	1-11906	22-2378738
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1000 Lucas Way, Hampton, VA 23666
(Address of principal executive offices) (Zip Code)

(757) 766-1500
Registrant's telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b)under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01 Entry into a Material Definitive Agreement

To support working capital financing and for other general corporate and strategic purposes, on December 10, 2007, Measurement Specialties, Inc. (the “Company”) entered into a Fourth Amendment and Waiver to Credit Agreement (the “Amendment”), with General Electric Capital Corporation, JP Morgan Chase Bank, N.A., Wachovia Bank, National Association, Bank of America, N.A. and Royal Bank of Canada, which amended the existing Amended and Restated Credit Agreement dated April 3, 2006 (as amended prior to December 10, 2007, the “Credit Agreement”). The Amendment increased the revolver from $55,000,000 to $121,000,000. Of the additional revolver capacity, GE and JP Morgan increased their commitment by $16,000,000 and $10,000,000 respectively, and Bank of America and Royal Bank of Canada, new parties to the Credit Agreement, each committed $20,000,000. The Amendment did not change the amount of the $20,000,000 term loan, which had been paid down to $17,000,000 during the six month period ending September 30, 2007. The Amendment decreased the interest rate by 25 basis points, with decreases in the Index Margin and LIBOR Margin based on increased debt to EBITDA leverage ratios. The Amendment decreased the permitted total leverage ratio to 3.25 to 1.00, from 3.50 to 1.00. The Amendment permits $30,000,000 of foreign borrowing, up from $15,000,000.

In addition, the Amendment amends the Company’s financial covenants as follows: (i) permits the Company to expend up to an aggregate of $10,000,000 related to the construction of its new manufacturing facility in ShenZhen, China during the three fiscal years ended March 31, 2009, up from the two fiscal years ended March 31, 2008; (ii) requires, at the end of each fiscal quarter, EBITDA for the 12-month period then ended of not less than $30,000,000, up from $25,000,000; and (iii) increases the minimum earnout availability, at the end of any fiscal quarter during which the total leverage ratio exceeds 2.0 to 1.0, from $4,000,000 to $6,000,000.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed as part of this report:

99.1	Press release issued by Measurement Specialties, Inc., dated December 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Measurement Specialties, Inc.
(Registrant)

/s/ Frank D. Guidone
Frank D. Guidone
President and Chief Executive Officer

Date: December 10, 2007